Exhibit 99.1

Croff Enterprises, Inc. Agrees to Merge with America’s Minority Health Network, Inc.

Los Angeles, CA -- (BUSINESS WIRE) – July 9, 2009 – Croff Enterprises, Inc. (OTCBB: COFF.OB) announced today that it has signed a definitive reorganization and merger agreement with America’s Minority Health Network, Inc., a development stage corporation that is engaged in providing direct to consumer television programming in medical offices that are focused on delivering health care to members of African-American communities and other minorities located across the United States. AMHN’s innovative programming combines increased health education awareness to patients and families visiting their physicians and medical care givers while also delivering targeted advertising that may effectively address community concerns and interests. COFF and AMHN expect to complete the merger by July 31, 2009. The completion of the merger is subject to further due diligence, confirmation of representations and warranties and various other standard conditions to closing, and no assurance can be given that this transaction will close.

About COFF:
The Company was incorporated in Utah in 1907 under the name “Croff Mining Company.”  The Company changed its name to “Croff Oil Company” in 1952, and in 1996 changed its name to the current “Croff Enterprises, Inc.”   The Company does not currently maintain a website. COFF currently has no business operations or revenue source and has reduced its operations to a minimal level (although it continues to file reports required under the Securities Exchange Act of 1934).  As a result, the Company is a “shell company” under the rules of the SEC.

Forward Looking Statements:

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by COFF may not proceed as contemplated, particularly if any conditions to closing are not satisfied, and by all other matters specified in COFF’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. COFF does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the COFF’s filings with the Securities and Exchange Commission, including its most recent periodic report.

Contact:

David Hamilton 818-735-0050